Exhibit 3.178

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF

HEALTHSOUTH NORTHEAST SURGERY CENTER, LTD.

This First Amendment to Amended and Restated Limited Partnership Agreement of HEALTHSOUTH Northeast Surgery Center, Ltd., a Texas limited partnership (the “Partnership”) dated as of October 2, 2000 (this “Amendment”), is executed by NSC Houston, Inc., a Delaware corporation and the general partner (the “General Partner”) of the Partnership, and the Interim Limited Partner, as defined in the Amended and Restated Limited Partnership Agreement of the Partnership, dated April 9, 1999 (the “Partnership Agreement”).

WITNESSETH:

WHEREAS, the General Partner desires to decrease its general partner interest and to increase the maximum authorized number of Units of limited partnership interest, extend the term of the Limited Partner non-compete covenant, and provide for the mandatory redemption of Limited Partners’ Units in certain situations;

WHEREAS, the General Partner and the Interim Limited Partner are the sole parties to the Partnership Agreement; and

WHEREAS, pursuant to Section 16.02(b) of the Partnership Agreement, the General Partner and the Interim Limited Partner desire to amend the Partnership Agreement as described herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendments to the Partnership Agreement.

(a) The definition of “Maximum Number of Units” in Section 1.01 is hereby amended to read in its entirety as follows:

“Maximum Number of Units means 49 Units.”

(b) The last sentence in the definition of “Units” in Section 1.01 is hereby amended to read in its entirety as follows:

“There shall be a total of 49 Units available for issuance to the Additional Limited Partners.”

(c) The following sentence is hereby added at the end of Section 3.02(a):

“As a result of the First Amendment to this Agreement, the General Partner owns a 51% general partnership interest and 49 Units.”

(d) The following shall be added as the last sentence of Section 11.01:

“In the case of any attempted Transfer of a Unit or of an interest in a Unit by a Limited Partner in violation of this Agreement, such Limited Partner, or person or entity then holding the interest, will be required to offer his interest in the Partnership to the Partnership or the General Partner for $1.00. The Partnership shall have 30 days after the receipt of the offer in which to accept it. In addition, such a Limited Partner shall, upon demand made by the General Partner, pay to the Partnership any distributions he received pursuant to Article V hereof, plus (1) interest at the highest rate allowed by law from the date of such demand until the date of payment and (2) all costs of collection incurred by the General Partner, including, without limitation, attorney’s fees.

(e) Section 11.03 shall be amended by (i) adding the words “Retirement or” in the heading, (ii) adding the words “retirement or” immediately after the words “Upon the” in the first line, (iii) adding the words “retirement or” immediately before the word “death” in the fifth line; and (iv) the third sentence in Section 11.03 is hereby amended to read in its entirety as follows:

“The purchase price per Unit shall be equal to the lesser of the Limited Partner’s initial purchase price of his Unit(s) (the “Initial Purchase Price”) or the distributions of Available Cash per Unit for the twelve-month period preceding the date of the Limited Partner’s retirement or death.”

(f) Section 11.08 is hereby amended to replacing the words “sixty percent (60%)” with the words “fifty-one percent (51%)” in the last line.

(g) The following shall be added as Section 11.09:

“11.09 Relocation of Practice. Upon relocation of a Limited Partner’s practice outside of the Center’s market area, or otherwise upon the General Partner’s good faith determination, taking into account such facts and circumstances as the General Partner shall deem relevant, that the Limited Partner no longer uses the Center as an extension of his or her practice, then (provided such Limited Partner is not in violation of the non-compete provisions in Section 16.01, in which case the provisions of Section 16.01 shall apply), the General Partner may require the Limited Partner to transfer his or its Units(s) to the General Partner or the Partnership for an amount equal to the lesser of (x) distributions of Available Cash per Unit for the twelve-month period preceding the date of the General Partner’s delivery of notice that the Limited Partner has relocated his practice or otherwise no longer uses the Center as an extension of his practice; or (y) the Limited Partner’s Initial Purchase Price. The General Partner shall give the affected Limited Partner notice of any determination pursuant to this Section.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed by an officer thereunto duly authorized as of the day and year first written above.

GENERAL PARTNER

NSC Houston, Inc.

By:	/s/ [illegible signature]

Its:	Vice President

INTERIM LIMITED PARTNER

National Surgery Center, Inc.

By:	/s/ [illegible signature]

Its:	Vice President

LIMITED PARTNERSHIP AGREEMENT

OF

HEALTHSOUTH NORTHEAST SURGERY CENTER, LTD.

DATED AS OF APRIL 9, 1999

CONTENTS

		Page

	ARTICLE I
	DEFINITIONS

1.01	Definitions	1
1.02	Interpretation	4

	ARTICLE II
	FORMATION OF PARTNERSHIP

2.01	Formation	4
2.02	Name	5
2.03	Principal Office	5
2.04	Term	5
2.05	Purposes of the Partnership	5
2.06	Securities Law Legend	5
2.07	Discipline of Partnership Interest	5

	ARTICLE III
	CAPITAL CONTRIBUTIONS

3.01	Admission of Additional Limited Partners	5
3.02	Partnership Interests and Capital Contributions	6
3.03	Additional Capital Contributions	6
3.04	Liability for Negative Capital Accounts	6
3.05	No Interest on Contributions	6
3.06	Loans	7

	ARTICLE IV
	ADJUSTMENT OF CAPITAL ACCOUNTS AND PROFITS AND LOSSES

4.01	Allocations Subsequent to the Admission of Additional Limited Partners	7
4.02	General Partner Allocations	8
4.03	Tax Items	8
4.04	Partial Year Allocations	8
4.05	Allocations and Distributions Upon Dissolution	8

	ARTICLE V
	DISTRIBUTIONS

5.01	General Distribution	9
5.02	Distributions Upon Dissolution	9
5.03	Withholding	9

5.04	Liability of General Partner	9

	ARTICLE VI
	POWERS, DUTIES AND RIGHTS OF GENERAL PARTNER

6.01	Powers of General Partner	9
6.02	Duties of and Decisions by General Partner	11
6.03	Medical Director	11
6.04	Medical Executive Committee	11
6.05	Related Party Transactions	12
6.06	Reliance on Authority of General Partner	12

	ARTICLE VII
	LIMITATION ON LIABILITY AND INDEMNIFICATION OF GENERAL PARTNER

7.01	Limitation of Liability of the General Partner	12

	ARTICLE VIII
	POWERS AND RIGHTS OF LIMITED PARTNERS

8.01	Powers and Rights	13
8.02	Liability	13

	ARTICLE IX
	COMPENSATION AND REIMBURSEMENTS

9.01	Out-of-Pocket Reimbursements	13
9.02	Reimbursement for Organization and Start-up Expenses	13
9.03	Management Agreement	13
9.04	Medical Director	13

	ARTICLE X
	ACCOUNTING, BOOKS AND RECORDS

10.01	Accounting Method	14
10.02	Books and Records	14
10.03	Financial Statements	14
10.04	Tax Returns	14
10.05	Tax Matters Partner	14

	ARTICLE XI
	TRANSFERS, ASSIGNMENTS AND REDEMPTIONS BY PARTNERS

11.01	General Prohibition	14
11.02	Conditions of Transfer	15
11.03	Death of Limited Partner	16
11.04	Fraud and Abuse	16

11.05	ERISA	17
11.06	Transfer of Interest in Limited Partner	17
11.07	Right of First Refusal Granted to General Partner	18
11.08	Redemption of Units from General Partner	18

	ARTICLE XII
	DISQUALIFICATION

12.01	Limited Partners	18
12.02	General Partner	18
12.03	Disqualification	19

	ARTICLE XIII
	DISSOLUTION OF PARTNERSHIP

13.01	Events of Dissolution	19

	ARTICLE XIV
	DISTRIBUTIONS UPON DISSOLUTION

14.01	Liquidation	20
14.02	Distributions in Kind	20
14.03	Action for Dissolution	21
14.04	No Further Claim	21

	ARTICLE XV
	POWER OF ATTORNEY

15.01	Appointment	21

	ARTICLE XVI
	MISCELLANEOUS

16.01	Restrictions on Relationships of Limited Partners with Competitors	21
16.02	Amendments by the General Partner	22
16.03	Additional Documents	22
16.04	Notices	23
16.05	Applicable Law	23
16.06	Entire Agreement	23
16.07	Severability	23
16.08	Successors	23
16.09	Counterparts	23
16.10	Headings	23
16.11	Acceptance of Prior Acts by New Partner	23
16.12	Partnership Property	23
16.13	Meetings	24
16.14	Gender and Number	24

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

HEALTHSOUTH NORTHEAST SURGERY CENTER, LTD.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is entered into as of the 9th day of April 1999 by and between, NSC Houston, Inc., a Texas corporation (hereinafter referred to as the “General Partner”), and National Surgery Center, Inc., a Delaware corporation (hereinafter referred to as the “Interim Limited Partner”).

W I T N E S S E T H:

WHEREAS, the Partnership was formed and governed in accordance with the Limited Partnership Agreement of Northeast Surgery Center, Ltd., dated December 1, 1994, ad amended (the “First Agreement”); and

WHEREAS, the parties desire to amend and restate in full the terms and conditions of the First Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises, obligations and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes of this Agreement, the following capitalized terms shall have the following respective meanings.

“Act” means the Texas Revised Limited Partnership Act.

“Additional Limited Partner” means any Person who purchase all or part of a Unit and is admitted to the Partnership pursuant to Sections 3.01 and 3.02 hereof.

“Affiliate” means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

“Available Cash” means, with respect to any point in time, all cash of the Partnership on hand as of such point in time, after the payment of all then due debts and liabilities of the

Partnership and after any prepayments of any debts and liabilities of the Partnership that the General Partner deems appropriate to cause the Partnership to make, less any reserves reasonably deemed necessary by the General Partner, consistent with the provisions of this Agreement, for (a) the repayment of any debts or liabilities of the Partnership, (b) the working capital or other requirements of the Partnership, and (c) any contingent or unforeseen liabilities of the Partnership.

“Business” means the development and operation of the Center.

“Capital Account” of a Partner means a capital account established, maintained, and adjusted in accordance with Treasury Regulations section 1.704-1(b)(2)(iv). Consistent therewith, each Partner’s Capital Account will be adjusted from time to time pursuant to Section 4.01 hereof, the purpose of which is to set forth certain operating rules for the allocation of book items of income, gain, loss and deduction for Capital Account purposes. The provisions of Section 4.01 shall be construed in a manner consistent with Treasury Regulations section 1.704-1(b)(2)(iv). The Capital Accounts shall not be adjusted for items as they are computed and allocated to the Partners solely for federal income tax purposes. Upon the transfer hereunder of all or part of a Partner’s Units, other than a transfer that terminates the Partnership within the meaning of Code Section 708(b)(1)(B) and other than a sale of Limited Partner Units held by the General Partner, the Capital Account of the transferor Partner that is attributable to the transferred Units will carry over to the transferee Partner.

“Capital Ratio” means at any particular time with respect to a Limited Partner, the ratio of such Limited Partner’s Units to the total number of General and Limited Partner Units outstanding or available for issuance to Additional Limited Partners. “Capital Ratio” means, at any particular time with respect to the General Partner, a fraction, the/numerator of which is the total number of General and Limited Partner Units outstanding or available for issuance to Additional Limited Partners less the number of Units held by Limited Partners, and the denominator of which is the total number of General and Limited Partner Units outstanding or available for issuance to Additional Limited Partners.

“Center” means the outpatient surgery center to be operated by the Partnership in Humble, Texas.

“Certificate” means the certificate of limited partnership required to be filed pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

“Commencement Date” means the date upon which the Partnership began operating the Center.

“Fiscal Year” of the Partnership means the calendar year.

“General Partner” means NSC Houston, Inc., a Texas corporation, so long as it remains the General Partner, and thereafter shall mean any Person who is admitted to the Partnership as a general partner in accordance with the provisions of Articles XI or XII hereof.

“Initial Closing Date” shall have the meaning ascribed in the Memorandum.

“Limited Partners” means the Interim Limited Partner, the Additional Limited Partners, the General Partner in its capacity as a Limited Partner pursuant to Section 3.01 hereof and following the conversion of its General Partner Unit to Limited Partner Units pursuant to Section 12.02 hereof; and shall also mean each Person to whom all or any portion of the Units of any of such Persons is transferred or assigned and who is admitted to the Partnership as a substituted Limited Partner in accordance with the provisions of Section 11.02 hereof.

“Maximum Number of Units” means 40 Units.

“Medical Director” means an individual appointed from time to time by the General Partner, who will be responsible for medical quality control matters, as more particularly described in Section 6.03 hereof.

“Medical Executive Committee” means a standing committee of the medical staff of the Center consisting of the Medical Director, elected officers of the medical staff and one or more additional members of the medical staff. The Medical Executive Committee shall supervise the medical staff and provide the Partnership and the General Partner with counsel and advice concerning the medical standards and practices of the Center, as more particularly described in Section 6.04 hereof.

“Memorandum” means a Confidential Private Placement Memorandum to be used in the offering of Units in the Partnership.

“Net Profits” and “Net Losses” mean the Partnership’s taxable income or loss determined in accordance with Code Section 703(a) for each of its Fiscal Years (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss) with the following adjustments: (i) such Net Profits and Net Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code Section 705(a)(1)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss; (ii) that any items specially allocated pursuant to Section 4.01(b) hereof shall not be taken into account in computing Net Profits or Net Losses; (iii) if any Partner contributes property to the Partnership with an initial book value to the Partnership different from its adjusted basis for federal income tax purposes to the Partnership, or if Partnership property is revalued in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f) or as otherwise required by the Regulations, Net Profits and Net Losses will be computed as if the initial adjusted basis for federal income tax purposes to the Partnership of such contributed or revalued property equaled its initial book value to the Partnership as of the date of contribution or revaluation; and (iv) credits or debits to Capital Accounts due to a revaluation of Partnership assets in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f), or due to a distribution of noncash assets as provided in Section 14.02 hereof, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Profits and Net Losses.

“Net Revenues” means the gross revenues of the Partnership minus contractual adjustments and bad debts.

“Offering” means the offering of Units on the terms set forth in a Memorandum approved by the General Partner for such purpose.

“Partners” means, collectively, the General Partner and Limited Partners; reference to a Partner means any one of the General Partner or Limited Partners.

“Partnership Interest” means with respect to each Partner, the Partner’s entire ownership interest in the Partnership acquired by such Partner pursuant to the terms hereof, including the right of such Partner to any and all benefits to which it may be entitled as provided hereunder or in the Act, together with the obligation of such Partner to comply with all the terms hereof.

“Person” means an individual, partnership, joint venture, association, corporation, trust, limited liability company or any other legal entity.

“Subscription Agreement” shall have the meaning ascribed to it in the Memorandum.

“Tax Decision” shall mean the determination: (a) based on advice of counsel, to amend the provisions of this Agreement to the minimum extent necessary to ensure that the allocations set forth in Article IV hereof for federal income tax and Capital Account purposes are respected by the Internal Revenue Service and otherwise remain in compliance with applicable law; (b) to make any election under the Code including without limitation, an election under Code Section 754; (c) to change the accounting method or Fiscal Year of the Partnership for tax purposes; (d) to cause a revaluation of the Partnership’s assets, consistent with Treasury Regulations section 1.704-1(b)(2)(iv)(f); and (e) of any other matter relating to Partnership tax accounting or other tax issues.

“Unit” means one of the units of investment in the Partnership acquired by a Partner amid includes both General Partner Units and Limited Partner Units. There shall be a total of 40 Units available for issuance to the Additional Limited Partners.

1.02 Interpretation. The terms defined in this Article I shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Article I shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear above in this Article I and elsewhere in this Agreement as capitalized terms. Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement.

ARTICLE II

FORMATION OF PARTNERSHIP

2.01 Formation. The Partnership was formed on December 1, 1994 and hereby continues as a limited partnership pursuant to the Act.

2.02 Name. The name of the Partnership is, and the Business of the Partnership shall be conducted under, the firm name and style: HEALTHSOUTH Northeast Surgery Center, Ltd.

2.03 Principal Office. The principal office of the Partnership will be located at 18929 Highway 59, Humble, Texas 77338, or at such other place as the General Partner from time to time designates by written notice to the Limited Partners. The Partnership may have additional offices at such other places as the General Partner deem advisable.

2.04 Term. The Partnership will commence on the date when the Certificate has been duly filed pursuant to the Act and will continue until December 1, 2018, unless sooner terminated as hereinafter provided.

2.05 Purposes of the Partnership. The purposes of the Partnership are to engage in the Business and to engage in any and all activities related thereto.

2.06 Securities Law Legend. THE UNITS HAVE BEEN ISSUED OR SOLD IN RELIANCE ON EXEMPTIONS FROM REGISTRATION CONTAINED IN TIDE TEXAS, SECURITIES LAW AND BUSINESS OPPORTUNITY INVESTMENT ACT AND/OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT. In addition, the Units have been issued or sold in reliance on exemptions from registration contained in the Securities Act of 1993, as amended, and/or the rules and regulations promulgated thereunder, as amended (collectively, the “1933 Act”). Accordingly, the Units under the 1933 Act are deemed to be “restricted securities” and may not be sold or transferred except in a transaction which is exempt from the registration requirements of the 1933 Act, or pursuant to an effective registration statement under the 1933 Act or in a transaction which is otherwise in compliance with the 1933 Act. The Partnership will be under no obligation to register any of the Units under any federal or state securities laws, or to take any action necessary in order to establish an exemption from the registration requirements of any such laws.

2.07 Discipline of Partnership Interest. Each Limited Partner shall disclose his participation in the Partnership to any individuals referred to or treated at the Center by such Limited Partner. Such disclosures shall be in a forte which complies with all applicable federal and state laws governing the disclosure of a Limited Partner’s ownership interest in a health care facility.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.01 Admission of Additional Limited Partners. The General Partner will have the right to admit such Persons as Additional Limited Partners as it deems advisable, in its discretion, and in accordance with the terms and conditions set forth in this Agreement. The General Partner or any officer, director or shareholder in the General Partner may acquire Units pursuant to this Section 3.01, and in his or its capacity as such, will have the same rights and be subject to the same obligations as other such Additional Limited Partners; provided, however, that nothing contained in this Section 3.01 shall be deemed to reduce any of the liability of the General Partner as such under this Agreement.

3.02 Partnership Interests and Capital Contributions. The interests in the Partnership shall be as follows:

(a) The Partnership was capitalized by HFMH, L.C., a Texas limited liability company, (the “Original General Partner”) and certain Limited Partners. Pursuant to the First Amendment of the Limited Partnership Agreement, dated September 1, 1996, the General Partner purchased one-half the partnership interest owned by the Original General Partner. Pursuant to the Second Amendment of the Amended and Restated Limited Partnership Agreement, dated December 1, 1997, the General Partner purchased the remaining partnership of the Original General Partner and one half of the partnership interests owned by the Limited Partners. During March 1999, the General Partner purchased the remaining limited partnership interests owned by the Limited Partners. As a result of these contributions and transactions, the General Partner owns a 60% general partnership interest and 40 Units.

(b) An Interim Limited Partner interest for which the Interim Limited Partner has contributed to capital of the Partnership the sum of $100.00 The Interim Limited Partner’s interest shall be redeemed for $100.00 upon the admission of the first Additional Limited Partner.

(c) Not more than the Maximum Number of Units nor less than one Unit; provided, however, that the number of Units under this Section 3.02(c) shall be equal to the number of Units actually subscribed for and purchased by Additional Limited Partners. Each Additional Limited Partner shall make a capital contribution to the Partnership in cash or other form of consideration acceptable to the General Partner for each Unit subscribed for and purchased by such Additional Limited Partner, in accordance with the terms and conditions of the Memorandum. No more than the Maximum Number of Units shall be sold pursuant to an offering of Units as described in a Memorandum.

3.03 Additional Capital Contributions. No Partner shall be required to make any additional capital contributions to the Partnership.

3.04 Liability for Negative Capital Accounts. Upon dissolution and final liquidation of the Partnership pursuant to Articles XIII and V hereof, the General Partner shall be liable for the payment to the Partnership of any negative balance which may exist in its Capital Account after such Capital Account has been adjusted for all allocations of deductions, losses and distributions as provided herein. To the extent possible such payment shall be made within the time period prescribed by Treasury Regulations section 1.704-1(b)(2)(ii)(b)(3). No Limited Partner shall have any liability for restoration of any negative Capital Account balance.

3.05 No Interest on Contributions. No Partner will be entitled to receive interest on its capital contributions.

3.06 Loans. In the event the General Partner determines in good faith that funds in excess of those provided to the Partnership pursuant to the preceding Sections of this Article III are necessary for maintaining and protecting the Partnership’s assets or conducting its Business, the Partnership shall be authorized to borrow funds from Partners and their Affiliates, provided that the interest rate and other terms of such loans are no less favorable to the Partnership than the Partnership could have secured from third parties. If any Partner, or Affiliate of a Partner, lends money to the Partnership pursuant to this Section 3.06, such Partner or Affiliate shall be deemed an unrelated creditor with respect to such loan to the extent allowed by law.

ARTICLE IV

ADJUSTMENT OF CAPITAL ACCOUNTS AND

PROFITS AND LOSSES

4.01 Allocations Subsequent to the Admission of Additional Limited Partners.

(a) General Tax Allocations. As of the end of each Fiscal Year, and after giving effect to the special tax allocations set forth in Section 4.01(b), Net Profits and Net Losses shall be allocated among the Partners for federal income tax purposes in accordance with their Capital Ratios.

(b) Special Allocations. At the end of each Fiscal Year of the Partnership and notwithstanding any other provision of this Section 4.01, the following special allocations shall be made for both Capital Account and for federal income tax purposes unless otherwise provided:

(i) In accordance with the ordering rules of Treasury Regulation section 1.704-2(j), items of gross income and realized gain first shall be allocated in an amount and in a manner that complies with the “chargeback” requirement of Treasury Regulation section 1.704-2(i)(4), the “qualified income offset” requirement of Treasury Regulation section 1.704-1(b)(2)(ii)(d), and the “minimum gain chargeback” requirement of Treasury Regulation section 1.704-2(f). Further, any “partner nonrecourse deductions within the meaning of Treasury Regulation section 1.704-2(i)(2) attributable to “partner nonrecourse debt” shall be allocated to the Partner who bears the “economic risk of loss” for such debt in accordance with Treasury Regulation section 1.704-2(i). If a Partner receives an allocation under this paragraph (i), to the extent possible the Partnership shall adjust allocations of other items to the Partners in the current, and to the extent necessary, future accounting periods, so as to place the Partners in as nearly as possible the same position as though these provisions were not a part of this Agreement.

(ii) If a taxing authority ignores the characterization of any amounts paid to a Partner (or an Affiliate thereof) as salaries, management fees, commissions or other compensation for services (“Compensation”), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Partner other than in such Partners capacity as a Partner within the meaning of Code Section 707(a), and such taxing authority ultimately treats such amounts paid to a Partner (or an Affiliate thereof) as a distribution to such Partner for federal income tax purposes which reduces such Partner’s Capital Account, then the Compensation shall be treated as an allocation of an item of income or gain of the Partnership to the recipient Partner so that, consistent with the intent of the Partners, the Compensation shall not be treated as a distribution which reduces the recipient Partner’s Capital Account. Accordingly, such Partner shall be allocated the first available items of Partnership income and gain (including in a succeeding year) in a amount equal to the Compensation.

(iii) If the Partnership owns (a) any property contributed by a Partner that had a fair market value different from its adjusted basis for federal income tax purposes on the date of the contribution or (b) any property that has been revalued pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(f), then for federal income tax purposes only and not for Capital Account purposes, any income, gain, loss or deduction with respect to such property shall be allocated among the Partners in accordance with Code Section 704(c) and the Treasury Regulations thereunder.

4.02 General Partner Allocations. To the extent the allocations language in this Article IV does not otherwise provide for allocations to General Partner Units, such allocations shall be on a Limited Partner Unit equivalent basis.

4.03 Tax Items. Except as otherwise provided herein, any allocation to a Partner of a portion of the Net Profits or Net Losses for a Fiscal Year (or other relevant period) will be deemed to be an allocation to that Partner of the same proportionate part of each item of income, gain, loss, deduction or credit that is earned, realized or available by or to the Partnership for federal income tax purposes.

4.04 Partial Year Allocations. In the event that a Limited Partner is admitted to the Partnership during the Partnership’s Fiscal Year, or all or a portion of a Limited Partner’s Units are transferred during the Partnership’s Fiscal Year, Net Profits and Net Losses shall be allocated to the admitted or transferee Limited Partner in any manner permitted by Code Section 706 or the Treasury Regulations thereunder, as the General Partner shall determine in its discretion. Allocations made in this Article IV shall be made to each holder of a Unit whether or not the holder is a substituted Limited Partner.

4.05 Allocations and Distributions Upon Dissolution. When the Partnership is dissolved and wound-up pursuant to Article XIV hereof, all items of income, gain, loss and deduction not previously allocated shall be allocated to the Partners pursuant to this Article IV. It is the intent of the parties hereto that after the allocations described in the previous sentence are made and the final cash distribution referred to in Section 14.01(d) is made, that such actions will result in the Capital Account balances of the Partners equaling zero following the dissolution of the Partnership. The allocation and distribution provisions of Articles IV and V hereof, respectively, of this Agreement, as well as the provisions of Article XIV hereof, shall be construed in such a way by the General Partner in order to achieve this result.

ARTICLE V

DISTRIBUTIONS

5.01 General Distribution. The Partnership may distribute Available Cash in the discretion of the General Partner. The General Partner expects to make such distributions at least quarterly. Such distributions shall be made pro rata along the Partners in accordance with their respective Capital Ratios; provided, however, that the General Partner, in its sole discretion, shall have the right to take into account the length of time a Partner bas held its Units in any period relating to a distribution in determining the proportionate amount of such Partner’s respective distributions.

5.02 Distributions Upon Dissolution. Notwithstanding anything herein to the contrary, upon the occurrence of an event of dissolution as provided in Section 13.01 hereof, cash distributions occurring in connection with such event of dissolution and thereafter shall be made in accordance with Article XIV hereof.

5.03 Withholding. The General Partner shall be authorized to withhold from amounts to be distributed to any Partner hereunder any withholding required by the Code or any provision of any statute or local tax law, and to pay such amounts to the Internal Revenue Service or other appropriate taxing authority. Any such amounts withheld shall be treated as having been distributed to such Partner pursuant to this Article V for all purposes of this Agreement.

5.04 Liability of General Partner. Upon the determination in good faith to pay and distribute cash in the manner herein provided, the General Partner shall incur no liability on account of such distribution, even though such distribution may result in the Partnership retaining insufficient funds for the operation of its Business, which insufficiency results in loss to the Partnership or the borrowing of funds by the Partnership.

ARTICLE VI

POWERS, DUTIES AND RIGHTS OF GENERAL PARTNER

6.01 Powers of General Partner. Except as specifically provided herein, all references to any action to be taken by the Partnership shall mean action taken in the name of the Partnership and on its behalf by the General Partner. Except as specifically provided herein, the General Partner will have the rights, powers and authority of a general partner as set forth in the Act and will have full, exclusive and complete discretion in the management and control of the Partnership and will make all decisions affecting the Partnership’s Business and affairs. By way of illustration and not in limitation of the foregoing, the General Partner has the power and authority, on behalf of the Partnership:

(a) To execute all agreements and other documents necessary to implement the purposes of the Partnership, and to take such actions as may be necessary to consummate the transactions contemplated thereby;

(b) To engage personnel and professional advisers, and do such other acts and incur such other expenses on behalf of the Partnership as may be necessary or advisable in connection with the conduct of its Business and affairs;

(c) To open, maintain and close accounts, including margin accounts, with brokers and dealers, and to pay the customary fees and charges applicable to transactions in all such accounts;

(d) To open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

(e) To make and execute all contracts, certificates and other legal documents relating to the Partnership’s Business or organization, either personally or through agents selected by the General Partner, whether or not compensated by the Partnership (including management agreements to execute and carry out the powers of the General Partner);

(f) To borrow money and pledge assets of the Partnership to secure borrowings;

(g) To lend money and make investments;

(h) To compromise any claim or liability due to the Partnership;

(i) To execute, acknowledge, verify and file any notifications, applications, statements and other filings that the General Partner considers necessary or desirable to be filed with any state or federal securities administrator or commission;

(j) To make all Tax Decisions;

(k) To satisfy the requirements of the Code: (i) with respect to the Partnership’s allocations, (ii) with respect to the Partnership’s status as a partnership for federal income tax purposes, and (iii) to ensure that the Partnership is not treated as a “publicly traded partnership” described in Code Section 7704;

(l) To take any action described in Section 11.04 hereof in the event of an investigation of the Partnership under any applicable federal fraud and abuse statute, rule, regulation or law by either the Department of Health and Human Services or the United States Attorney;

(m) To acquire real or personal property as may be necessary in connection with the development and operation of the Center;

(n) To take any action described in Section 11.05 hereof in the event that any of the Partnerships assets are deemed to be assets of any ERISA plan which invests in the Partnership;

(o) To admit Additional Limited Partners in accordance with the provisions of this Agreement;

(p) To conduct additional offerings of Units on behalf of the Partnership as the General Partner deems advisable, the terms and conditions of which shall be decided by the General Partner in its sole discretion;

(q) To admit a Person to the Partnership as a General Partner;

(r) To redeem the Units of any Limited Partner; and

(s) To exercise any and all other powers which may be necessary to implement the foregoing purposes, policies and powers of the Partnership including those granted to limited partnerships under the Act, upon such terms and conditions as the General Partner, in its sole discretion, determines to be necessary, desirable or appropriate.

6.02 Duties of and Decisions by General Partner. The General Partner shall be charged with the full responsibility of managing and promoting the Partnership’s purposes and Business. The General Partner shall cause its officers, directors and employees to devote the amount of their business time to the affairs and Business of the Partnership as in the General Partner’s judgment is reasonably required to perform its duties concerning the Business and affairs of the Partnership, taking into account business time required by other business activities of such Persons. The General Partner may, in its sole discretion, appoint such executive owners as it deems desirable to carry on the Business of the Partnership, and any such executive officer shall have the responsibilities expressly designated to him or her by the General Partner, subject to the restrictions on the General Partner’s authority contained in this Agreement. The General Partner and any Affiliate thereof may engage in or possess an interest in directly or indirectly, any other present or future business ventures or investments of any nature or description for its own account, independently or with others, including, but not limited to, any investment in any aspect of medical care delivery business or any other business engaged in by the Partnership and, inter alia, may become a general partner in other partnerships, and neither the Partnership nor any Partner shall have any rights in or to such investment or independent venture or the income or profits derived therefrom.

6.03 Medical Director. The General Partner shall appoint an individual to serve as the Partnership’s Medical Director from time to time. The Medical Director will be responsible for the Partnership’s medical quality control matters. The Medical Director must be a physician licensed to practice medicine in the state in which the Center is located. The Medical Director will receive a salary from the Partnership, as determined from time to time by the General Partner, in its sole discretion.

6.04 Medical Executive Committee. The Medical Executive Committee shall consist of the Medical Director, elected officers of the medical staff and one or more practitioners who are members of the medical staff. The practitioners on the Medical Executive Committee will be selected by the medical staff. The Medical Executive Committee is responsible for the general supervision of the medical staff. The Medical Executive Committee shall meet at least quarterly per year and provide counsel and advice to the Partnership and the General Partner concerning the medical standards and practices of the Center. ‘The Medical Executive Committee shall have no power to bind the Partnership. Its members shall receive no salary from the Partnership in such capacity.

6.05 Related Party Transactions. The General Partner may employ and deal with any Partner (including itself} or any Affiliate of any Partner for the performance of other services or the purchase of other goods or property or the leasing of the same, provided that such other services, goods or property are reasonably necessary and customary in the Business of the Partnership and that any such other services, goods or property are obtained on terms no less favorable to the Partnership than those reasonably available from third Persons and provided that the Limited Partners are given notice of the terms of the transaction prior to its consummation. Neither the Partnership nor any Partner shall have any rights in or to any income or profits derived by any Partner or Affiliate from such other ventures or businesses as a result of entering into this Agreement.

6.06 Reliance on Authority of General Partner . No Person dealing with the General Partner will be required to determine the General Partner’s authority to make any undertaking on behalf of the Partnership or to determine any fact or circumstance bearing upon the existence of such authority.

ARTICLE VII

LIMITATION ON LIABILITY AND

INDEMNIFICATION OF GENERAL PARTNER

7.01 Limitation of Liability of the General Partner. The General Partner and its affiliates (as defined below for purposes of this Section 7.01) shall have no liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its affiliates, if the General Partner or its affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not (i) constitute gross negligence or intentional misconduct on the part of the General Partner or its affiliates; or (ii) involve a transaction for which the General Partner or its affiliates received an improper personal benefit in violation or breach of any provision of this Agreement. The General Partner and its affiliates shall be indemnified by the Partnership to the extent of the Partnership’s assets against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Partnership, provided that the same were not the result of gross negligence or intentional misconduct on the part of the General Partner or its affiliates, and did not involve a transaction for which the General Partner or its affiliates received an improper personal benefit in violation or breach of any provision of this Agreement. Notwithstanding the above, the General Partner and its affiliates shall not be indemnified for liabilities arising under federal and state securities laws unless (a) there has been a successful adjudication on the merits of each count involving securities laws violations; or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction. The Partnership shall not incur the cost of the portion of any insurance which insures any party against any liability as to which such party is herein prohibited from being indemnified. For purposes of this Section 7.01, “affiliates” means any Person or entity performing services on behalf of the Partnership who: (y) directly or indirectly controls, is controlled by, or is under common control with, the General Partner, or (z) is an officer, director or shareholder of the General Partner.

ARTICLE VIII

POWERS AND RIGHTS OF LIMITED PARTNERS

8.01 Powers and Rights. Except as specifically provided herein, the Limited Partners shall not take part in the conduct or control of the Partnership’s Business and affairs, and will have no right or authority to act or sign for or to obligate the Partnership; provided, however, that this Section 8.01 shall in no way limit the powers, duties, rights and obligations of a Limited Partner acting in its capacity as a General Partner. At no time will the Limited Partners be entitled to withdraw all or any part of their contributions to the capital of the Partnership except as provided in Articles V and XIV hereof. The Limited Partners will have no right to demand and receive any property other than cash in return for their contributions and, prior to the dissolution and liquidation of the Partnership pursuant to Articles XIII and XIV hereof, their right to cash shall be limited to the rights set forth in Article V hereof.

8.02 Liability. Except for payment of the subscription price for the Units, the Limited Partners shall not be bound by or personally liable to the Partnership, to the General Partner or to the creditors of the Partnership, for expenses, liabilities or obligations of the Partnership.

ARTICLE IX

COMPENSATION AND REIMBURSEMENTS

9.01 Out-of-Pocket Reimbursements. Direct out-of-pocket costs and expenses incurred by the General Partner or its Affiliates on behalf of the Partnership in conducting the Business will be reimbursed by the Partnership.

9.02 Reimbursement for Organization and Start-up Expenses. The Partnership will pay all costs incurred in the organization and formation of the Partnership, the development of the Center, the offering of Units in the Partnership and the exemption of such offering from registration under the Securities Act of 1933 and the Blue Sky laws of the various states in which such offering may be made, and all costs incurred in the investigation and creation of the Partnership’s trade or business prior to its formation. All of such costs will be reimbursed to the General Partner or its Affiliates to the extent that the General Partner or its Affiliates have already paid such costs.

9.03 Management Agreement. The General Partner is specifically authorized to enter into a management agreement with HEALTHSOUTH Corporation, a Delaware corporation (“HEALTHSOUTH”) under which HEALTHSOUTH will be responsible for assisting the General Partner with the day-to-day management of the Partnership. The Partnership will pay HEALTHSOUTH an annual management fee equal to (5%) of Net Revenues. Such management fee shall be paid monthly based on the Net Revenues of the immediately preceding month.

9.04 Medical Director. The Medical Director will receive the compensation described in Section 6.03 hereof.

ARTICLE X

ACCOUNTING, BOOKS AND RECORDS

10.01 Accounting Method. The Partnership will maintain its books and records on such basis of accounting as the General Partner shall determine.

10.02 Books and Records. The General Partner shall keep, or cause to be kept, at the Partnership’s expense, full, complete and accurate books of account and other records showing the assets, liabilities, costs, expenditures, receipts and such other matters as are required by Section 14-9-105 of the Act. Such books of account will be the property of the Partnership, will be kept in accordance with sound accounting principles and procedures consistently applied and will be open to the reasonable inspection and examination by the Limited Partners and their duly authorized representatives. Such books of account will be maintained at the principal office of the Partnership, or at such other place as the General Partner determines.

10.03 Financial Statements. Within one hundred twenty (120) days following the end of each Fiscal Year of the Partnership, the General Partner shall cause to be prepared and delivered to each Partner unaudited financial statements of the Partnership for such Fiscal Year.

10.04 Tax Returns. The General Partner shall cause the Partnership’s tax returns and other governmental returns and reports to be prepared and timely filed. The General Partner shall deliver copies of Schedule K-1 of Form 1065 (or a comparable schedule) and other necessary tax information for each Fiscal Year to each Partner no later than ninety (90) days after the end of each Fiscal Year.

10.05 Tax Matters Partner. The General Partner, or such, other Partner as the General Partner, may designate, is hereby designated the Tax Matters Partner of the Partnership, as provided in Treasury Regulations pursuant to Code Section 6231. The Tax Matters Partner shall represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The provisions on limitations of liability of the General Partner and the indemnification set forth in Section 7.01 hereof will be fully applicable to the Tax Matters partner in its capacity as such.

ARTICLE XI

TRANSFERS, ASSIGNMENTS AND REDEMPTIONS BY PARTNERS

11.01 General Prohibition. No Partner may assign, convey, sell, transfer, liquidate, encumber, or in any way alienate (collectively, a “Transfer”), all or any part of his or its Units or, in the event such Partner is a corporation, partnership or any other form of legal entity, such Partner may not Transfer or accept an offer to acquire all of its capital stock, partnership interests or its other form of equity investment interests (a Partner’s Units or a majority of its capital stock, partnership interests or other form of equity investment interests shall be collectively referred to herein as the “Ownership Interest”) unless such Transfer is (i) registered or exempt from registration under all applicable federal and state securities laws, and (ii) authorized by the General Farmer following waiver of its right of fast refusal set forth in Section 11.07 hereof, which authorization may be given or withheld by the General Partner in its sole and absolute discretion, regardless of whether it exercises such right of first refusal. If a Limited Partner’s Units are Transferred pursuant to the terms of this Agreement, the transferee shall, upon compliance with the provisions of Section 11.02, succeed to the transferred Units of the transferor Limited Partner and all rights, duties and obligations under this Agreement with respect to such transferred Units. Any attempted Transfer of all or any portion of a Limited Partner’s Units without the necessary consent, or as otherwise permitted hereunder, shall be null and void and shall have no effect whatsoever.

11.02 Conditions of Transfer. No transferee of the Units of a Limited Partner will become a substituted Limited Partner until the following conditions have been satisfied:

(a) the transferor Limited Partner must have executed a written instrument of transfer of such Units in form and substance satisfactory to the General Partner;

(b) the transferee must have executed a written agreement, in form and substance satisfactory to the General Partner, to assume all of the duties and obligations of the transferor Limited Partner under this Agreement and to be bound by and subject to all of the terms and conditions of this Agreement;

(c) the transferor Limited Partner and the transferee must have executed a written agreement, in form and substance satisfactory to the General Partner, to indemnify and hold the Partnership and the General Partner harmless from and against any loss or liability arising out of the transfer,

(d) the transferee must have executed a power of attorney substantially identical to that contained in Article XV hereof, and such other documents and instruments as the General Partner may deem necessary to effect the admission of the transferee as a Limited Partner;

(e) upon request by the General Partner, the transferor must have delivered to the Partnership a written opinion of counsel for the Partnership or of other counsel reasonably satisfactory to the General Partner (which opinion shall be obtained at the expense of the transferor) that such transfer will not result in: (i) a violation of applicable law or this Agreement, (ii) the Partnership being classified as an association taxable as a corporation, or (iii) unless waived by the General Partner, the Partnership being deemed terminated pursuant to Code Section 708 or any comparable future section of the Code; and

(f) unless otherwise waived by the General Partner, the transferee or transferor must have paid the expenses incurred by the Partnership in connection with the admission of the transferee to the Partnership.

A transferee who does not become a substituted Limited Partner will be entitled to receive only that portion of the distributions or allocations to which his transferor would otherwise be entitled, and such transferee will not be entitled to vote on any question regarding the Partnership, and his Units will not be considered to be outstanding for voting purposes but will be treated as outstanding for Article IV purposes.

11.03 Death of Limited Partner. Upon the death of a Limited Partner, or all of the members or shareholders of a professional association or professional corporation which is a Limited Partner, the General Partner will have an option to purchase the Units of such Limited Partner. Such option will be exercisable, if at all, by the delivery of a written notice by the General Partner to such Limited Partner within the one year period following such death. The purchase price per Unit shall be equal to: (i) four (4) times, (ii) the Partnership’s Net Revenues for the preceding Fiscal Year, reduced by the Partnership’s operating expenses for such preceding Fiscal Year, multiplied by one percent (1%). The purchase price shall be payable twenty percent (20%) in cash at closing, and the balance by the General Partner’s promissory note payable in eight (8) equal quarterly installments of principal, the first of which is due three (3) months after closing. The unpaid balance of such promissory note shall bear interest at the rate announced from time to time as the “prime rate” by NationsBank, N.A., Atlanta, Georgia (or successor thereof). Accrued interest on the entire balance will be payable quarterly with each installment payment of principal.

11.04 Fraud and Abuse. In the event of an investigation of the Partnership or any Partner under any then applicable federal or state fraud and abuse statute, rule, regulation or law by the Department of Health and Human Services, the United States Attorney or any federal or state agency having jurisdiction over the Partnership, the General Partner, in its sole discretion, is authorized to: (i) terminate, liquidate and dissolve the Partnership, (ii) cause the Partnership to redeem all or any portion of the Units of any Limited Partners whose investment in the Partnership is determined by the General Partner to cause a fraud and abuse violation by the Partnership or such Limited Partner, (iii) cause a Limited Partner, in the event such Limited Partner is a corporation, partnership or other form of legal entity, to redeem any stockholder, partner or other investor in such Limited Partner whose investment is determined by the General Partner to cause a fraud and abuse violation by the Partnership or such Limited Partner, or (iv) amend this Limited Partnership Agreement pursuant to Section 16.02(a). In the event the General Partner causes a Limited Partner to redeem any stockholder, partner or other investor therein pursuant to (iii) above, the General Partner shall cause the Partnership to redeem from the Limited Partner that number of Units equal to the product of (A) such redeemed stockholder’s, per’s or other investor’s pro rata share of its equity investment interest in the Limited Partner, times (B) the aggregate number of Units owned by the Limited Partner, rounded to the nearest whole number. The redemption price of the Units payable to any such Limited Partner within three years of the Commencement Date shall be equal to the cash portion of such Limited Partner’s capital contribution, together with simple interest thereon from the date on which the Limited Partner’s subscription was accepted by the Partnership, calculated based on the interest rate payable on the most current one-year U.S. Treasury Bill. The redemption price of the Units payable to any Limited Partner after such three year period shall be equal to the fair market value thereof, as determined by an independent appraisal obtained at Partnership expense. At the option of the General Partner, such redemption price shall be paid in cash at closing or pursuant to the payment terms described in Section 11.03 herein. For federal income tax purposes, all of the Partners expressly intend that the redemption of Units held by Limited Partners by the Partnership shall be treated as a complete liquidation of such Partner’s Partnership Interest pursuant to Section 736 of the Code. The Partners further acknowledge that they have negotiated concerning the treatment of the fair market value of the Units being the redemption price (which may or may not approximate the Capital Account balance attributable to the Units redeemed) and that the redemption price shall be treated as being composed of both so-called “Section 736(a)

payments” and also so-called “Section 736(b) payments” Having so negotiated, the Partners hereby agree that the fair market value redemption price shall first be treated as a Section 736(b) payment to the extent of the full fair market value of the redeemed Limited Partner’s “interest in partnership property” within the meaning of Code Section 736(b) and the Treasury Regulations thereunder, and the remaining portion of the fair market value redemption price is intended to constitute a Section 707(c) “guaranteed payment” which shall be treated as a Section 736(a) payment. The Partners further expressly agree among themselves that no portion of the redemption price is intended to be treated as a payment for goodwill under Section 736(b) of the Code. Finally, the interest accrued and paid on any unpaid portion of the redemption price shall be treated as a Section 707(c) guaranteed payment.

11.05 ERISA. In the event that any of the Partnership’s assets are deemed to be assets of any ERISA plan (or other plan subject to ERISA’s plan asset rules) which invests in the Partnership, the General Partner, in its sole discretion, is authorized to: (i) cause the Partnership to redeem the Units of any Limited Partner whose investment in the Partnership is determined by the General Partner to cause such Partnership assets to be deemed assets of an ERISA plan (ii) terminate, liquidate and dissolve the Partnership, or (iii) amend this Limited Partnership Agreement pursuant to Section 16.02(a). The redemption price of the Units payable to any such Limited Partner within three years of the Commencement Date shall be equal to the cash portion of such Limited Partner’s capital contribution, together with simple interest thereon from the date on which the Limited Partner’s subscription was accepted by the Partnership, calculated based on the interest rate payable on the most current one-year U.S. Treasury Bill. The redemption price of the Units payable to any Limited Partner after such three year period shall be equal to the fair market value thereof, as determined by an independent appraisal obtained at Partnership expense. At the option of the General Partner, such redemption price shall be paid in cash at closing or pursuant to the payment terms described in Section 11.03 herein. For federal income tax purposes, all of the Partners expressly intend that the redemption of Units held by Limited Partners by the Partnership shall be treated as a complete liquidation of such Partner’s Partnership Interest pursuant to Section 736 of the Code. The Partners further acknowledge that they have negotiated concerning the treatment of the fair market value of the Units being the redemption price (which may or may not approximate the Capital Account balance attributable to the Units redeemed) and that the redemption price shall be treated as being composed of both so-called “Section 736(a) payments” and also so called “Section 736(b) payments.” Having so negotiated, the Partners hereby agree that the fair market value redemption price shall first be treated as a Section 736(b) payment to the extent of the full fair market value of the redeemed Limited Partner’s “interest in partnership property” within the meaning of Code Section 736(b) and the Treasury Regulations thereunder, and the remaining portion of the fair market value redemption price is intended to constitute a Section 707(c) “guaranteed payment” which shall be treated as a Section 736(a) payment. The Partners further expressly agree among themselves that no portion of the redemption price is intended to be treated as a payment for goodwill under Section 736(b) of the Code. Finally, the interest accrued and paid on any unpaid portion of the redemption price shall be treated as a Section 707(c) guaranteed payment.

11.06 Transfer of Interest in Limited Partner. No Limited Partner that is a corporation, partnership or any other form of legal entity may transfer or accept an offer to acquire any of its capital stock, partnership interests or other form of equity investment interests in such Limited Partner without the prior written consent of the General Partner, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such Limited Partner may, upon providing written notice to the General Partner, effect any such transfer to: (i) a physician, (ii) a professional corporation, partnership or association comprised solely of physicians, or (iii) upon the death of one owning an interest in such Limited Partner.

11.07 Right of First Refusal Granted to General Partner. No Partner may Transfer or accept an offer to acquire its Ownership Interest without first extending the offer to sell such Ownership Interest to the General Partner upon the same terns and at the same purchase price offered to the selling Partner. Such offer to the General Partner shall be in writing, shall include a copy of the offer to purchase received by the Partner or such other applicable terms of Transfer delivered in connection therewith and shall be irrevocable by the selling Partner for a period of thirty (30) days after the receipt thereof by the General Partner. In the event the General Partner rejects the offer or fails to exercise this right of first refusal within such thirty (30) day period, the selling Partner must consummate the sale upon the same terms presented to the General Partner within 180 days of such notice to the General Partner or such Transfer shall again be subject to the restrictions contained in this Section 11.07.

11.08 Redemption of Units from General Partner. The General Partner, in its sole discretion, shall have the authority to cause the Partnership to redeem any portion of its partnership interest in connection with the offering of Additional Limited Partner Units pursuant to Section 3.01; provided, however, that the General Partner does not reduce its interest in the Partnership to less than sixty percent (60%).

ARTICLE XII

DISQUALIFICATION

12.01 Limited Partners. The disqualification (as defined in Section 12.03) of a Limited Partner will not dissolve the Partnership. Upon the disqualification of a Limited Partner, any successor-in-interest of such Limited Partner will become an assignee of such Limited Partner’s Units and will be credited or charged with and/or paid, as the case may be, all future allocations and distributions on account of the Units of such Limited Partner; provided, however, that no such successor-in-interest will become a substituted Limited Partner without first complying with the provisions of Section 11.02 hereof.

12.02 General Partner. The General Partner may not retire or withdraw from the Partnership without the prior written consent of all Partners. If the General Partner retires or withdraws without the prior written consent of all Partners or becomes disqualified (the “Disqualified General Partner’), such Disqualified General Partner’s Units will automatically be converted into Limited Partner Units for all purposes thereafter, and the Partnership shall dissolve and thereafter conduct only activities necessary to wind up its affairs in accordance with the provisions of Article XIV hereof, unless, within ninety (90) days after the retirement, withdrawal or disqualification of the General Partner, the Limited Partners owning a majority of the Units owned by all Limited Partners (including the converted Disqualified General Partner) elect to continue the Partnership pursuant to the terms and provisions of this Agreement. Notwithstanding the preceding sentence, in the event of the conversion of a Disqualified General Partner to a Limited Partner, such conversion shall not relieve the Disqualified General Partner of any liabilities and obligations incurred by the Partnership prior to such conversion or any obligation to contribute cash to the capital of the Partnership pursuant to Section 3.04 hereof with respect to liabilities and obligations of the Partnership incurred by the Partnership prior to such conversion. In such event, the provisions of Section 4.01(b)(i) hereof shall continue to apply to such Disqualified General Partner as if such Disqualified General Partner were still a General Partner, to the extent of any negative Capital Account balance it may have as of the date of such conversion or may incur subsequent to such date with respect to liabilities and obligations incurred by the Partnership prior to such conversion. If a decision to continue the Partnership is made, then a new General Partner will be elected by vote of Limited Partners owning a majority of the Units owned by all Limited Partners (including the converted Disqualified General Partner). If the new General Partner was not previously a Limited Partner, it will receive such Partnership Interest as the Limited Partners electing it determine, and this Agreement shall be amended to reflect the Partnership Interest of such new General Partner.

12.03 Disqualification. For purposes of this Agreement, a Partner will be deemed to be “disqualified” upon the occurrence of any of the following events:

(a) If the Partner is a natural person, upon his death, his filing of a voluntary petition in bankruptcy, his adjudication as incompetent, bankrupt or insolvent, or his making an assignment for the benefit of creditors.

(b) If the Partner is not a natural person, upon its voluntary dissolution or liquidation, its filing of a voluntary petition in bankruptcy, its adjudication as bankrupt or insolvent, its making an assignment for the benefit of creditors, or its becoming subject to involuntary reorganization or liquidation proceedings.

(c) In the case of the General Partner, the retirement or withdrawal from the Partnership without the prior written consent of all Partners.

ARTICLE XIII

DISSOLUTION OF PARTNERSHIP

13.01 Events of Dissolution. The Partnership will be dissolved upon the first to occur of the following events:

(a) the expiration of the term of the Partnership set forth in Section 2.04 hereof;

(b) the failure of the Limited Partners to continue the Partnership after the disqualification of the General Partner in accordance with the provisions of Section 12.02 hereof;

(c) the exercise of the General Partner’s power to dissolve the Partnership pursuant to Sections 6.01(1) and 11.04 hereof; or

(d) the election to terminate the Partnership by the General Partner.

ARTICLE XIV

DISTRIBUTIONS UPON DISSOLUTION

14.01 Liquidation. Upon dissolution of the Partnership for any reason, the Partnership shall promptly commence to wind up its affairs. A reasonable period of time will be allowed for the orderly termination of the Partnership’s Business, the discharge of its liabilities and the distribution or liquidation of its remaining assets so as to enable the Partnership to minimize the normal losses attendant to the liquidation process. A full accounting of the assets and liabilities of the Partnership as of the date of dissolution will be taken and a written statement thereof will be furnished to each Partner within sixty (60) days after such date. Such accounting and statement will be prepared under the direction of the General Partner or, if there is no General Partner, by a liquidating trustee selected by Limited Partners owning a majority of the Units. The Partnership’s property and assets and/or the proceeds from the liquidation thereof will be applied in the following order of priority;

(a) payment of the debts and liabilities of the Partnership, in the order of priority provided by law (excluding any loans by Partners or their Affiliates), and payment of the expenses of liquidation;

(b) payment of any and all loans made by Partners or their Affiliates to the Partnership, plus any accrued but unpaid interest thereon, which amount shall be applied first to interest and then to principal; provided, that in the event the Partnership’s funds are insufficient to satisfy fully all such loans, then all loans made by all Partners or their Affiliates shall be repaid on a pro rata basis;

(c) setting up of such reserves as the General Partner or liquidating trustee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or any obligation, or liability not then due and payable; provided, any balance of such reserve, at the expiration of such period as the General Partner or liquidating trustee shall deem advisable, shall be distributed in the manner herein provided;

(d) distribution to the Partners, on a pro rata basis, of the positive balances of their Capital Accounts, adjusted to the date of distribution until such accounts are zero; and

(e) distribution to the Partners, on a pro rata basis, based upon their Capital Ratio.

14.02 Distributions in Kind. Any noncash asset to be distributed in kind (as a liquidating distribution or otherwise) to one or more Partners will first be valued at its fair market value to determine the gain or loss that would have resulted if such asset were sold for such value, and such gain or loss will then be allocated pursuant to Article IV hereof, and the Partners’ Capital Accounts shall be adjusted to reflect such gain or loss. The amount distributed and charged to the Capital Account of each Partner receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Partner is considered to assume or take subject to under Code Section 752). The General Partner or liquidating trustee, as the case may be, shall determine the fair market value of such asset.

14.03 Action for Dissolution. The Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to dissolve the Partnership. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payments in liquidation of the interests of all Partners. Accordingly, each Partner hereby waives and renounces his right to initiate legal action to seek dissolution, or to seek the appointment of a receiver or trustee to liquidate the Partnership.

14.04 No Further Claim. Upon dissolution, each Limited Partner will look solely to the assets of the Partnership for the return of his or its investment, and if the Partnership property remaining after payment or discharge of the debts and liabilities of the Partnership, including debts and liabilities owed to one or more of the Partners, in insufficient to return the aggregate capital contributions of each Limited Partner, such Limited Partners will have no recourse against the General Partner or any other Limited Partner.

ARTICLE XV

POWER OF ATTORNEY

15.01 Appointment. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner as his or its true and lawful agent and attorney-in-fact, with full power of substitution, in his or its name, place and stead, to make, execute and acknowledge, swear to, record, publish and file:

(a) Any instruments with respect to the Partnership that are required to be filed under the laws of any state or of the United States, or which the General Partner deems advisable to file;

(b) Any and all amendments to this Agreement authorized hereunder; and

(c) All documents that are required to effectuate the redemption or transfer of Units or the dissolution and termination of the Partnership.

The foregoing power of attorney is coupled with an interest, is irrevocable and will survive the death, incompetency, dissolution, merger, consolidation, bankruptcy or insolvency of each of the Limited Partners. The Limited Partners shall execute and deliver to the General Partner, within five (5) days after receipt of the General Partner’s written request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to carry out the purposes of this Agreement.

ARTICLE XVI

MISCELLANEOUS

16.01 Restrictions on Relationships of Limited Partners with Competitors. No Limited Partner (or any member, shareholder or partner of a professional association, professional corporation, partnership or other entity which is a Limited Partner) shall have any direct or indirect ownership interest in any business or entity competing with the Partnership in the development, management or operation of an outpatient surgical care facility within a ten-mile radius of the Center during the time the Limited Partner is a limited partner of the Partnership and for a period of eighteen (18) months thereafter; provided, however, that no Limited Partner (or any member, shareholder or partner of a professional association, professional corporation, partnership or other entity which is a Limited Partner) shall be prevented from serving as a member of the medical staff, or holding any position on the medical staff, of any hospital. This provision shall not (i) restrict any Person from being able to perform outpatient surgery in his office or in any other location he may desire at any time, (ii) require the referral of patients to the Center, or (iii) apply to any relationship of a Limited Partner which existed as of the date of such Limited Partner’s subscription if reported in writing to the General Partner prior to or upon delivery of the investor’s subscription agreement. Notwithstanding the foregoing, these restrictions shall not apply to the General Partner in its capacity as a Limited Partner.

16.02 Amendments by the General Partner.

(a) Clarifying Amendments. The General Partner may amend this Agreement without the consent of the Limited Partners if such amendment is: (i) for the purpose of clarification and does not materially change the substance hereof and the Partnership has obtained the opinion of its legal counsel to that effect; provided however, that such amendment does not adversely and materially affect the interests of the Limited Partners; (ii) necessary or appropriate pursuant to Section 6.01 hereof, to satisfy the requirements of the Code with respect to the Partnership’s allocations or the Partnership’s status as a partnership, or pursuant to any Tax Decision, or any federal or state securities laws or regulations; (iii) necessary to cause the Partnership to comply with any then applicable fraud and abuse or similar statute, rule, regulation or law pursuant to Section 11.04; or (iv) for the purpose of ensuring that the General Partner will be allocated tax basis associated with Partnership liabilities under Section 752 of the Code and the Treasury Regulations thereunder (the “Section 752 Rules”) when The General Partner, or a “related person” to the General Partner within the meaning of the Section 752 Rules, has the economic risk of loss with respect to such Partnership liabilities.

(b) Substantive Amendments. The General Partner may propose any other amendment or amendments to this Agreement by mailing to the Limited Partners a notice describing the proposed amendment(s), which notice must include the text of the proposed amendment(s). If within thirty (30) days after such notice has been mailed, the General Partner has not received written objections to such amendment(s) from Limited Partners owning, in the aggregate, more than one-third (113) of the Units owned by all of the Limited Partners (exclusive of the Units held by the General Partner), then, subject to the other provisions of this Agreement, the proposed amendment(s) will become effective as of the date specified. The General Partner is expressly authorized to file such amendment(s) to the Partnership’s Certificate as the General Partner deems necessary to implement such amendment(s).

16.03 Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the General Partner, the Limited Partners shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such additional instruments and documents, as are required to best effectuate the purposes and intent of this Agreement.

16.04 Notices. Any notices or other communications required or permitted by this Agreement must be in writing and shall be deemed to have been duly given and delivered when delivered in person or when mailed postage prepaid to the recipient Partner(s) at the most recent address of the recipient Partner as shown on the records of the Partnership (or to such other address of which the Partnership subsequently has been notified in writing by such Partner). Any Partner may change his or its address by giving notice to the General Partner.

16.05 Applicable Law. This Agreement is to be governed by, construed under, and enforced and interpreted in accordance with the laws of the State of Texas.

16.06 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, unless such waiver is in writing and signed by or on behalf of the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future.

16.07 Severability. If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remainder of this Agreement.

16.08 Successors. Subject to the provisions hereof imposing limitations and conditions upon the transfer, sale or other disposition of the Partners’ Units, all the provisions hereof will inure to the benefit of and be binding upon the successors, legal representatives and assigns of the parties hereto.

16.09 Counterparts. This Agreement can be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts will together constitute one and the same agreement.

16.10 Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision hereof.

16.11 Acceptance of Prior Acts by New Partner. Each Person who becomes a Partner, by becoming a Partner, ratifies, affirms and confirms, and agrees to be bound by, all actions duly taken by the Partnership, pursuant to the terms of this Agreement, prior to the date such Person becomes a Partner.

16.12 Partnership Property. The title to all real or personal property (or interests therein) now or hereafter acquired by the Partnership will be held by and vested in the Partnership, and not by or in any Partner, individually.

16.13 Meetings. The General Partner may call meetings of the Partners from time to time. The General Partner shall provide the Limited Partners with thirty (30) days prior notice of the time and place of any meeting of the Partners. Upon the written request of Limited Partners (other than the General Partner) owning at least twenty-five percent (25%) of the total Units (other than Units held by the General Partner), the General Partner shall call a meeting of the Partners, Partners may vote in person or by proxy at any meeting of the Partners. The provisions of the Texas Business Corporation Code governing the use and validity of corporate proxies shall govern the validity and use of proxies under this Agreement.

16.14 Gender and Number. Where the context requires, the use of a pronoun of one gender is to be deemed to include a pronoun of the appropriate gender or the neuter, and singular words are to be deemed to include the plural and vice versa.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

GENERAL PARTNER:

NSC HOUSTON, INC.

By:	/s/ [unreadable]
Name:
Title:

INTERIM LIMITED PARTNER:

NATIONAL SURGERY CENTER INC.

By:	/s/ [unreadable]
Name:
Title:

SECOND AMENDMENT OF

LIMITED PARTNERSHIP AGREEMENT

NORTHEAST SURGERY CENTER, LTD.

This Second Amendment is entered into as of December 1, 1997 by and among HFMH, L.C., a Texas limited liability company (the “Original General Partner”), NSC Houston, Inc., a Texas corporation (the “New General Partner”), and the Limited Partners of Northeast Surgery Center, Ltd., a Texas limited partnership (the “Partnership”), with reference to the following facts:

RECITALS

A. The Original General Partner, the New General Partner and the Limited Partners of the Partnership are parties to that certain Limited Partnership Agreement dated as of December 1, 1994, as amended by the Amendment dated as of September 1, 1996 (collectively, the “Partnership Agreement”), pursuant to which the Partnership was organized. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

B. The New General Partner acquired one-half of the interest of the Original General Partner in the Partnership and was admitted as a General Partner of the Partnership pursuant to the above described Amendment dated as of September 1, 1996.

C. The Original General Partner, the New General Partner and the Limited Partners are parties to that certain Agreement to Purchase Partnership Interests, dated as of November 30, 1997 (the “Purchase Agreement”), pursuant to which the New General Partner has acquired all of the remaining interest of the Original General Partner in the Partnership and a portion of the Partnership interests held by the Limited Partners.

D. It is a condition to the obligations of the parties under the Purchase Agreement that the Partnership Agreement be amended to recognize the withdrawal of the Original General Partner, the acquisition of the Original General Partner’s interest in the Partnership by the New General Partner and to amend the Partnership Agreement in certain other respects as set forth herein.

THEREFORE, in consideration of the mutual covenants set forth herein and in the Purchase Agreement, the parties hereto agree as follows:

AGREEMENT

1. Notwithstanding anything in the Partnership Agreement to the contrary, the Original General Partner is permitted to transfer all of its Partnership Percentage to the New General Partner and to withdraw as a General Partner of the Partnership, all effective as of the date of this Amendment. The parties hereto are authorized and instructed to execute any amendments to the Partnership’s Certificate of Limited Partnership necessary or appropriate to reflect the changes set forth in this Amendment and to file and record such amendments as required under the Act.

2. Section 1.9 of the Partnership Agreement is amended in full to read as follows:

“1.9 ‘Majority Interest’ means Limited Partners (including the General Partner as to any Limited Partnership Units held by the General Partner) who hold a majority of the Limited Partnership Units (as defined in Section 1.21 hereof) then held by Limited Partners.”

3. Section 1.13 of the Partnership Agreement is amended in full to read as follows:

“1.13 ‘Nonaffiliated Majority Interest’ means Nonaffiliated Limited Partners who own a majority of the Limited Partnership Units then held by Nonaffiliated Limited Partners.”

4. Section 1.21 of the Partnership Agreement is amended in full to read as follows:

“1.21 ‘Unit’ means the partnership interests of the General and Limited Partners, which have been divided into 3,000 Units, with each such Unit being referred to herein as a ‘Unit’; 600 of such Units (the ‘General Partners Units’) shall represent the interest of the General Partner in its capacity as such, and 2400 of such Units (the ‘Limited Partnership Units’) shall represent the interests held by the Limited Partners, including any Limited Partnership interest held by the General Partner or its Affiliates. Each of the 24 Units, as such term was defined in the Agreement prior to the adoption of the Second Amendment hereto, has been converted into 100 Limited Partnership Units, and the Partnership Percentage held by the General Partners has been converted into the General Partner Units. The ownership of Units immediately following the effectiveness of the Second Amendment to this Agreement is set forth in the Partner Ownership Schedule attached to said Second Amendment.”

5. The first sentence of Section 2.3 of the Partnership Agreement is amended in full to read as follows:

“The General Partner is NSC Houston, Inc.; the address of the General Partner is at the Premises, 18929 Highway 59, Humble, Texas 77338 or such other address as the General Partner may designate in the future.”

6. The first sentence of Section 4.9 of the Partnership Agreement is amended in full to read as follows:

“The General Partner shall not cause the Partnership to sell all or substantially all of its assets without the approval of Limited Partners who own at least two-thirds of the then outstanding Limited Partnership Units,”

7. Section 4.11(a) of the Partnership Agreement is amended by adding the following sentence at the end thereof:

“In all elections of members of the Medical Advisory Committee, each Nonaffiliated Limited Partner shall be entitled to one vote for each position to be elected, without regard to the number of Limited Partnership Units held by such Nonaffiliated Limited Partner.”

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8. Section 5.1(e) is amended in full to read as follows:

“(e) ‘Partnership Percentage’ of a Partner shall mean the number of Units held by such Partner divided by the total number of Units that are outstanding at the time in question.”

9. Section 6.4(a) of the Partnership Agreement is amended in full to read as follows:

“(a) The transferee shall be a person approved by the General Partner in its sole and absolute discretion.”

10. Section 7.1 of the Partnership Agreement is amended by deleting subsections (b), (c) and (e).

11. Section 7.2 of the Partnership Agreement is amended by deleting everything after the initial two sentences thereof and replacing such provisions with the following:

“The purchase price for Units acquired by the Partnership or the General Partner pursuant to this Section 7.2 shall be (a) the percentage interest represented by the Units to be purchased multiplied by (b) an amount equal to four times the Partnership’s net income (before taxes) for the most recent four calendar quarters completed prior to the date of purchase, determined in accordance with generally accepted accounting principles consistently applied. Any questions with respect to accounting procedures or valuation not controlled by this Agreement shall be resolved by the independent accountants employed by the General Partner’s parent company, National Surgery Centers, Inc., a Delaware corporation. If an option is exercised pursuant to this Section 7.2, the closing of the purchase of Limited Partnership Units shall be held within 30 days after the date the General Partner delivers notice of such exercise to the affected Limited Partner. The purchase price shall be paid in cash.”

12. Section 7.3(i) of the Partnership Agreement is amended in full to read as follows:

“(i) who is approved by the General Partner in its sole discretion.”

13. Section 7.4 of the Partnership Agreement is amended by deleting the last two sentences thereof and replacing them with the following:

“In the event such Limited Partner does not exercise his or her option to purchase the interest of his or her spouse in the Units, the General Partner shall have the option thereafter to purchase the interest of the spouse in the Units at a purchase price determined in accordance with the formula set forth in Section 7.2 hereof. The purchase price shall be paid by the General Partner in cash.”

14. Section 7.7 of the Partnership Agreement is hereby deleted.

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15. Section 8.2 of the Partnership is hereby amended by deleting the last sentence thereof and replacing it with the following:

“Thus, the Partners agree that, in addition to all other remedies available to the Partnership, the Limited Partnership Units of a Limited Partner violating Section 8.1 may be purchased by the Partnership for a purchase price equal to the Limited Partner’s net cash investment in such Limited Partnership Units or the Limited Partner’s capital account balance in the Partnership, whichever is greater. Such purchase price shall be paid in cash and the Limited Partner whose Units are being purchased pursuant hereto shall cease to be a Partner upon tender of such cash purchase price to such Limited Partner.”

16. Section 8.3 of the Partnership Agreement is hereby deleted.

17. Section 9.3 of the Partnership Agreement is hereby deleted.

18. The last sentence of Section 12.2 of the Partnership Agreement is amended in full to read as follows:

“The affirmative vote or written consent of the General Partner and a Majority Interest of the Limited Partners shall be required to amend this Agreement.”

19. The last sentence of Section 13.1 of the Partnership Agreement is amended in full to read as follow:

“The Partnership books shall be kept on an accrual basis and in accordance with generally accepted accounting principles.”

20. The parties hereto acknowledge and agree that Section 9.2 of the Partnership Agreement is not applicable to the transfer of the Original General Partner’s interest in the Partnership to the New General Partner and is not otherwise applicable to the transactions described herein or in the Purchase Agreement.

21. The parties acknowledge and agree that the transactions described herein and in the Purchase Agreement shall not result in a dissolution of the Partnership.

22. This Amendment shall be adopted when it has been executed by the Original General Partner and the New General Partner, and consented to (as described below) by Limited Partners who constitute a Nonaffiliated Majority Interest, in accordance with Section 12.2 of the Partnership Agreement, and this Amendment shall thereupon be effective as of the “Effective Date,” as defined in the Purchase Agreement.

23. Except as expressly modified by this -Amendment, the terms and provisions of the Partnership Agreement are ratified and confirmed and shall remain in full force and effect.

24. Separate copies of this Amendment may be signed by the parties hereto, with the same effect as though all parties had signed the same copy of this Amendment. Signatures transmitted by facsimile shall be accepted as original signatures.

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IN WITNESS WHEREOF, the undersigned have executed this Second Amendment of Limited Partnership Agreement as of the date first above written.

HFMH, L.C.

By:	/s/ Arthur Minquez, Jr.
Name:	Arthur Minquez, Jr.
Title:	Managing Member

NSC HOUSTON, INC.

By:	/s/ Richard D. Pence
Name:	Richard D. Pence
Title:	Vice President

LIMITED PARTNERS:

[Signatures of the Limited Partners, and their consent to the foregoing Second Amendment, are set forth in their respective Letter Agreements executed pursuant to the Purchase Agreement]

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AMENDMENT OF

LIMITED PARTNERSHIP AGREEMENT

NORTHEAST SURGERY CENTER, LTD.

This Amendment is entered into as of September 1, 1996 by and among HFMH, L.C., a Texas limited liability company (the “Original General Partner)”, NSC Houston, Inc., a Texas corporation (the “New General Partner”), and the undersigned Limited Partners of Northeast Surgery Center, Ltd., a Texas limited partnership (the “Partnership”), with reference to the following facts:

RECITALS

A. The Original General Partner and the undersigned Limited Partners of the Partnership are parties to that certain Limited Partnership Agreement dated as of December 1, 1994 (the “Partnership Agreement”), pursuant to which the Partnership was organized. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

B. The Original General Partner and the New General Partner are parties to that certain Agreement to Purchase General Partnership Interest, dated as of August     , 1996 (the “Purchase Agreement”), pursuant to which the New General Partner has acquired one-half of the interest of the Original General Partner in the Partnership.

C. It is a condition to the obligations of the parties under the Purchase Agreement that the Partnership Agreement be amended to recognize the addition of the New General Partner as an additional General Partner of the Partnership and to amend the Partnership Agreement in certain other respects as set forth herein.

THEREFORE, in consideration of the mutual covenants set forth herein and in the Purchase Agreement, the parties hereto agree as follows:

AGREEMENT

1. Notwithstanding anything in the Partnership Agreement to the contrary, the Original General Partner is permitted to transfer one-half of its Partnership Percentage to the New General Partner. In addition, the New General Partner is hereby elected as an additional General Partner of the Partnership and shall have one-half the Partnership Percentage previously held by the Original General Partner, all affective as of the date of this Amendment. The parties hereto are authorized and instructed to execute any amendments to the Partnership’s Certificate of Limited Partnership necessary or appropriate to reflect the changes set forth in this Amendment and to file and record such an amendments as required under the Act.

2. All management decisions and actions to be taken by the General Partner pursuant to the Partnership Agreement may be taken by the Original General Partner, acting alone, except that the consent of the New General Partner shall be required with respect to any of the following:

(a) Any matter that, pursuant to the terms of the Partnership Agreement, requires the approval of any of the Limited Partners;

(b) Any of the actions described in Section 4.1(a) (other than loans made to the Partnership by the Original General Partner not exceeding $25,000 in the aggregate) or 4.1(f) (with respect to any transactions or series of related transactions which involve the expenditure of in excess of S25,000);

(c) Any consent to the transfer of an interest in the Partnership by any Limited Partner;

(d) The exercise any right to purchase an interest in the Partnership pursuant to Section 7 of the Partnership Agreement, unless the Original General Partner has offered the New General Partner the opportunity to participate equally in such purchase; or

(e) The sale of any interest in the Partnership by the Original General Partner or the Partnership.

3. The New General Partner hereby accepts the terms and provisions of, and agrees to be bound by, the Partnership Agreement, as modified by this Amendment, and the Management Agreement, dated December 1, 1994, between the Partnership and the Original General Partner.

4. The parties acknowledge and agree that the transactions described herein and in the Purchase Agreement shall not result in a dissolution of the Partnership.

5. Anything in the Partnership Agreement to the contrary notwithstanding, this Amendment shall be effective when it has been executed by the Original General Partner, by the New General Partner and by Limited Partners who constitute a Nonaffiliated Majority Interest, in accordance with Section 12.2 of the Partnership Agreement

6. Except as expressly modified by this Amendment, the terms and provisions of the Partnership Agreement are ratified and confirmed and shall remain in full force and effect.

7. Separate copies of this Amendment may be signed by the parties hereto, with the same effect as though all parties have signed the same copy of this Amendment Signatures transmitted by facsimile shall be accepted as original signatures.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment of Limited Partnership Agreement as of the date first above written.

HFMH, L.C.

	By:	/s/ Arthur Minguez, Jr.
	Name:	Arthur Minguez, Jr.
	Title:	Managing Member

	By:	/s/ Harold Taylor
	Name:	Harold Taylor
	Title:	Managing Member

NSC HOUSTON, INC.

	By:	/s/ Richard D. Pence
	Name:	Richard D. Pence
	Title:	Vice President

LIMITED PARTNERS

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